Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 12, 2006, by and among Festival Fun Parks, LLC, a Delaware limited liability company (the “Company”), Palace Entertainment Holdings, Inc., a Delaware corporation (“Holdings”) and John A. Cora (the “Executive”), each a “Party” and collectively the “Parties.”  Unless otherwise indicated, capitalized terms used herein are defined in Section 2.1.

ARTICLE I
EMPLOYMENT TERMS

1.1           Employment.  The Company will employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the closing date of the Acquisition (the “Effective Date”) and ending as provided in Section 1.4(a) hereof (the “Employment Period”).

1.2           Position and Duties.

(a)           Generally.  The Executive shall serve as the Chief Executive Officer and President of each of Holdings and the Company and, in such capacity shall be responsible for the general management of the business, affairs and operations of Holdings and the Company, shall perform such duties as are customarily performed by a chief executive officer and president of a company of a similar size and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority and control of the Boards of Directors of Holdings and the Company.  At all times that Executive is employed by Holdings and/or the Company as the Chief Executive Officer and President, he shall serve as a member of the Board of Directors of each of Holdings and the Company.

(b)           Duties and Responsibilities.  The Executive shall report to the Board of Directors of the Company and shall devote his full business time and attention to the business and affairs of Holdings, the Company and its Subsidiaries.  The Executive shall perform his duties and responsibilities in a diligent, trustworthy, businesslike and efficient manner.  The Executive shall not engage in any other business activities that could reasonably be expected to conflict with the Executive’s duties, responsibilities and obligations hereunder.  During the Employment Period, the Executive shall promptly bring to the Company or its Subsidiaries, as applicable, all investment or business opportunities relating to the activities described in Section 1.9(a) of which the Executive becomes aware.

1.3           Compensation.

(a)           Base Salary.  The Executive’s base salary shall be $325,000.00 per annum (the “Base Salary”).  The Base Salary payable for Fiscal Year 2006 shall be pro rated based on the number of days from and including the Effective Date through and including December 31, 2006.  The Base Salary will be payable to the Executive by the Company in regular installments in accordance with the Company’s general payroll practices.  The Executive shall receive such increases in his Base Salary as the Board of Directors of the Company may approve in its sole discretion from time to time; provided that the Executive’s Base Salary will be reviewed not less often than annually.

(b)           Bonus.

(i)  For Fiscal Year 2006, the Executive shall receive an annual cash bonus, payable to Executive on or before April 30, 2007, in an amount determined in the sole discretion of the Company’s Board of Directors, which amount shall be deemed earned if Executive is employed as of December 31, 2006.

(ii)  For Fiscal Year 2007 and for each subsequent Fiscal Year during the Term (as defined below), the Executive shall be eligible to receive an annual cash bonus (the “Annual Cash Bonus”), which shall consist of two separate components and be payable to Executive on or before the end of the fourth month following the end of the relevant Fiscal Year, but in the event that the Company has not received its audited financial statements for the relevant Fiscal Year by the date that is three and one-half months after the end of such relevant Fiscal Year, the Company shall make such payment within fifteen days (but not later than the last day of the calendar year following such Fiscal Year) after the Company’s receipt of audited financial statements for such Fiscal Year, so long as Executive is employed by the Company on the last day of such Fiscal Year, as follows:

(A)          if the Company’s EBITDA for a Fiscal Year is greater than or equal to the EBITDA Target for such Fiscal Year, Executive shall receive an Annual Cash Bonus for such Fiscal Year equal to 100% of Executive’s Base Salary; and

(B)           if the Company’s EBITDA for a Fiscal Year is greater than or equal to the EBITDA Target for such Fiscal Year, Executive shall receive an additional Annual Cash Bonus for such Fiscal Year equal to the product of the Available Cash Flow Excess multiplied by 25%.

(iii) For Fiscal Year 2007 only, the Annual Cash Bonus, if any, payable to Executive pursuant to this Section 1.3(b)(ii)(A) and (B), shall be increased on a pro rata basis to include the complete months in Fiscal Year 2006 following the date the Acquisition is consummated minus any annual bonus amount paid to Executive pursuant to Section 1.3(b)(i) (which shall be deducted first out of any amount payable to Executive pursuant to Section 1.3(b)(ii)(A) and second out of any amount payable to Executive pursuant to Section 1.3(b)(ii)(B)).

(iv)   Notwithstanding anything in this Section 1.3(b) to the contrary and in lieu of any cash obligation, the Company shall pay all of Executive’s Annual Cash Bonuses in the form of Class C Units with a Fair Market Value (as defined in the LLC Agreement) equal to the Annual Cash Bonus owed at such time to the Executive, until the aggregate cost basis of (x)  Class A Units issued to Executive under that certain Investment Agreement dated as of the date hereof, (y) any additional Class A Units purchased pursuant to Section 3.1 and (z) any Class C Units issued (excluding any Class C Units withheld pursuant to Section 1.3(c)) to Executive in respect of the Annual Cash Bonuses equals $1,250,000.  For purposes of determining Fair Market Value under this Section 1.3(b)(iv), the Company shall provide Executive a draft analysis at least ten (10) business days before such determination and shall consider in good faith the Executive’s comments and questions prior to finalizing such determination.  For the avoidance of doubt, the Class C Units shall be treated identical to Class A Units that Executive acquires on the date hereof pursuant to the terms of the Investment Agreement, other than for distributions upon a liquidation as set forth in Section 10.2 of the LLC Agreement and the requirement for Executive to disgorge distributions if there are not sufficient profits to allocate to Executive, as set forth in Section 10.3 of the LLC Agreement.

(c)           Withholding.  All payments made under this Agreement (including Base Salary,   bonus payments, and other amounts) shall be subject to withholding for income taxes, payroll taxes and other legally required deductions.  For bonus payments made in the form of Class C Units, Executive shall elect whether to have the Company withhold on such amounts by withholding an appropriate number of Class C Units or other cash compensation payable to Executive, or by the Executive funding the withholding obligation through a cash payment to the Company.

(d)           Expenses.  The Company will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect at that time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

(e)           Vacation; Holiday Pay and Sick Leave.  The Executive shall be entitled to four (4) weeks’ paid vacation in each calendar year, which if not taken during any year may be carried forward to any subsequent year.  Executive shall receive holiday pay and paid sick leave as provided to other executive employees of Holdings and the Company.  Upon cessation of Executive’s employment for any reason, Executive shall receive pay for all accrued and unused vacation, calculated at his base salary rate in effect at the time of the cessation of his employment, provided that the amount of vacation that Executive shall be entitled to accrue during the Term shall be in accordance with Company policy and in no event shall such accrued vacation exceed 8 weeks at any given time.

(f)            Additional Benefits.  During the Employment Period, the Executive shall be entitled to participate (for himself and, as applicable, his dependents) in the group medical, life, 401k and other insurance programs, employee benefit plans and perquisites which may be adopted by the Board for participation by the Company’s senior management or executives, as well as dental, life and disability insurance coverage, with payment of, or reimbursement for, such insurance premiums by the Company, subject to, in all cases, the terms and conditions established by the Board with respect to such plans (collectively, the “Benefits”); provided, however, that the Board, in its discretion, may revise the terms of any Benefits so long as such revision does not have a disproportionately negative impact on the Executive vis-à-vis other Company employees, to the extent applicable.

(g)           Incentive Unit Grant.  On the Effective Date, the Executive shall receive a grant (the “Equity Grant”) of 1020.28 Class B-1 Units, 1700.47 Class B-2 Units and 680.19 Class B-3 Units (as defined in the LLC Agreement) of Palace Holdings Group, LLC.  The Equity Grant shall be subject to the terms and provisions of the LLC Agreement including, without limitation, the vesting, forfeiture, repurchase and giveback provisions of Sections 3.1(c), 10.3 and 11.3 of the LLC Agreement.

(h)           Director and Officer Insurance. The Company shall use commercially reasonable efforts to purchase and maintain a Directors and Officers liability insurance policy on terms and conditions deemed acceptable to the Board of Directors, acting in good faith, which policy will cover Executive at all times during his employment.

(i)            Additional Life Insurance.  In addition to being entitled to participating in life insurance benefits provided to management and executives referenced in Section 1.3(f) above, the Company will also purchase and maintain in full force and effect at all times during the Term a policy of term insurance on the life of Executive payable to such beneficiary or beneficiaries as Executive may designate with annual premiums not to exceed $10,000 per annum.

(j)            Potential Adjustments for Significant Transactions.  In the event that the Company acquires a material Family Entertainment Center or similar business, then the Company and Executive shall discuss in good faith adjustments to Executive’s overall compensation package to compensate Executive for increases in his job duties.

1.4           Term and Termination.

(a)           Duration.  The Employment Period shall commence on the Effective Date and shall terminate three (3) years from the Effective Date (the “Term”), unless earlier terminated by the Company or the Executive as set forth in this Section 1.4.  The Term of the Agreement shall renew automatically for one-year periods, unless either party gives the other party written notice of its intention not to renew the Agreement no later than 90 days prior to the expiration of the then current Term. This Agreement may be terminated during the Term upon the first to occur of (i) termination of the Executive’s employment by the Company for Cause, (ii) termination of the Executive’s employment by the Company without Cause, (iii) the Executive’s resignation with Good Reason, (iv) the Executive’s resignation other than for Good Reason, or (v) the Executive’s death or Disability.  The Executive shall not terminate the Agreement with or without Good Reason, unless he gives the Company written notice that he intends to terminate the Agreement at least 90 days prior to the Executive’s proposed Termination Date.  Upon termination of this Agreement, the Executive shall execute and deliver to the Company a release in form and substance acceptable to the Company.

(b)           Severance Upon Termination Without Cause or Upon Resignation by the Executive For Good Reason.  If the Employment Period is terminated by the Company without Cause or if the Executive resigns for Good Reason, subject to the Executive’s continued performance of the terms of this Agreement that survive the Termination Date, the Executive will be entitled to receive (1) (i) if such termination occurs prior to the eighteen-month anniversary of the Effective Date, his Base Salary for the greater of (x) twelve months and (y) the period of time remaining in such eighteen-month period, (ii) if such termination occurs after the eighteen-month anniversary of the Effective Date, his base salary equal to twelve months and (2) if such termination or resignation occurs between October 1 and December 31, Executive will be entitled to a prorated Annual Cash Bonus based on the number of days during the relevant Fiscal Year that precede the date of termination (each of (1) and (2) referred to as the

“Severance Payment”).  The Executive also shall be entitled to receive payment for all reimbursable expenses or other entitlements then due and owing to the Executive as of the Termination Date.  In the event that the Executive breaches his obligations under Section 1.6, 1.7, 1.8 or 1.9 of this Agreement, the Company’s obligation to make any Severance Payments and provide any Benefits shall cease as of the date of such breach.

(c)           Death and Disability.  In the event of the Company terminates this Agreement due to the death or Disability of the Executive, the Executive shall be entitled to no severance or other termination benefits from and after the termination of his employment, except as provided in Section 1.4(b) hereof.  Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s Disability shall be determined in accordance with the terms of such plans and programs.  In the event of Executive’s death, any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs.

(d)           Salary and Other Payments Through Termination.  If the Executive’s employment with the Company is terminated during the Term (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, the Executive will be entitled to receive his Base Salary through the Termination Date, but will not be entitled to receive any Severance Payments or Benefits after the Termination Date.  The Executive shall be entitled to receive payment for all reimbursable expenses or other entitlements then due and owing to the Executive as of the Termination Date.

(e)           Other Rights.  Except as set forth in Section 1.4(b), all of the Executive’s rights to Base Salary, Benefits and Annual Cash Bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination.

1.5           Key Man Life Insurance.  The Company shall have the right to purchase in the Executive’s name a “key man” life insurance policy naming the Company or any of its Subsidiaries as the sole beneficiary thereunder.  The Executive agrees to take all reasonable measures necessary to effect the foregoing, including without limitation submitting to a physical examination for the purpose of determining eligibility therefore and cooperating with any matters related to the application for, and if obtained, the maintenance of, such insurance policy.  If Executive is found ineligible for some reason for such “key man” life insurance either at the inception of his employment or at anytime thereafter, this ineligibility will not affect Executive’s employability under this Agreement or constitute Cause for termination of Executive’s employment.

1.6           Confidential Information.

(a)           The Executive shall not disclose or, directly or indirectly, use at any time, during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by his, except to the extent that (i) such disclosure or use is required by the Executive’s performance of the duties assigned to the Executive by the Board, (ii) the Executive is required by subpoena or similar process to disclose or discuss any Confidential Information, provided, that in such case, the Executive shall promptly inform the Company of such event and shall cooperate with the Company in attempting to obtain a protective order or to otherwise restrict such disclosure or (iii) such Confidential Information becomes generally known to and available for use by the public, other than as a result of any action or inaction by the Executive.  At the Company’s expense, the Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.  The Executive acknowledges that the Confidential Information obtained by him (i) during the course of his employment with the Company or (ii) during the course of his employment with VisionMaker and its Subsidiaries in connection with the Acquisition is the sole and exclusive property of the Company and its Subsidiaries, as applicable.

(b)           The Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company and its Subsidiaries to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the Employment Period and thereafter, and without in any way limiting the provisions of Section 1.6(a) above, the Executive will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than personnel of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or its Subsidiaries) or use, except in connection with his work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by the Board in writing.

(c)           As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by Holdings and its Subsidiaries (including the Company and its Subsidiaries) and any of the Company’s predecessor entities in connection with its business, including but not limited to (i) business development, growth and other strategic business plans, (ii) properties available for acquisition, financing development or sale, (iii) accounting and business methods, (iv) services or products and the marketing of such services and products, (v) fees, costs and pricing structures, (vi) designs, (vii) analysis, (viii) drawings, photographs and reports, (ix) computer software, including operating systems, applications and program listings, (x) flow charts, manuals and documentation, (xi) data bases, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) copyrightable works, (xiv) all technology and trade secrets, (xv) confidential terms of material agreements and customer relationships, and (xvi) all similar and related information in whatever form.  Confidential Information shall not include any information that has become generally available to the public prior to the date the Executive proposes to disclose or use such information or general know-how of the Executive.

1.7           Inventions and Patents.  In the event that the Executive, as part of his activities on behalf of the Company or any of its Subsidiaries, generates, authors or contributes to any invention, design, new development, device, product, method or process (whether or not patentable or reduced to practice or comprising Confidential Information), any copyrightable work (whether or not comprising Confidential Information) or any other form of Confidential Information relating directly or indirectly to the business of the Company or any of its Subsidiaries as now or hereinafter conducted (collectively, “Intellectual Property”), the Executive acknowledges that such Intellectual Property is the sole and exclusive property of the

Company and its Subsidiaries and hereby assigns all right, title and interest in and to such Intellectual Property to the Company and its Subsidiaries.  Any copyrightable work prepared in whole or in part by the Executive will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company and its Subsidiaries shall own all of the rights comprised in the copyright therein.  The Executive shall promptly and fully disclose all Intellectual Property to the Company and shall cooperate with the Company and its Subsidiaries to protect the Company’s and its Subsidiaries’ interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by the Company, whether such requests occur prior to or after termination of the Executive’s employment with the Company).  Anything herein to the contrary notwithstanding, the obligations of Executive shall be limited to and subject to the terms and provisions of California Labor Code Section 2870, a copy of which is attached hereto as Exhibit A.

1.8           Delivery of Materials Upon Termination of Employment.  As requested by the Company from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information, Intellectual Property and property of the Company and its Subsidiaries in the Executive’s possession or within his control (including, but not limited to, office keys, access cards, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and any other materials containing any Confidential Information or Intellectual Property) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

1.9           Non-Compete, Non-Solicitation.

(a)           The Executive acknowledges and agrees that the Executive’s services to the Company and its Subsidiaries are unique in nature and that the Company and its Subsidiaries would be irreparably damaged if the Executive were to provide similar services to any Person competing with the Company and its Subsidiaries or engaged in the Business.  The Executive further acknowledges that, in the course of his employment with the Company, he will become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information.  During the Noncompete Period other than as an employee of the Company, he shall not, directly or indirectly, whether for himself or for any other Person, permit his name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes to engage in the Business in the Restricted Territories.  For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise).  Nothing herein will prohibit the Executive from mere passive ownership of not more than five percent (5%) of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market.  As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such Person as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall not include, without limitation, any involvement in the day-to-day operations of such entity.

(b)           During the Nonsolicitation Period, the Executive will not directly, or indirectly through another Person, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or induce or attempt to induce any corporate officer, general manager or other employee of the Company or any of its Subsidiaries to terminate such employee’s employment with the Company or any of its Subsidiaries, or hire any such person unless such person’s employment was terminated by the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its Subsidiaries, including, without limitation, knowingly making any negative statements or communications concerning the Company or any of its Subsidiaries.  The Executive acknowledges and agrees that the Company and its Subsidiaries would be irreparably damaged if the Executive were to breach any of the provisions contained in this Section 1.9(b).

1.10         VisionMaker Relationship.  During the Employment Period, Executive shall not have any day-to-day involvement in ongoing VisionMaker, LLC, a Delaware limited liability company, activities and shall recuse himself from any VisionMaker decision (and shall abstain from voting upon any matter) concerning a Family Entertainment Center within the Territory.

1.11         Enforcement.  If, at the time of enforcement of Section 1.6, 1.7, 1.8, 1.9 or 1.10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that, to the extent permitted by applicable law, the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the Noncompete Period, scope or area.  Because the Executive’s services are unique and because the Executive has access to Confidential Information and Intellectual Property, the Parties agree that money damages would be an inadequate remedy for any breach of Section 1.6, 1.7, 1.8, 1.9 or 1.10.  Therefore, in the event of a breach or threatened breach of Section 1.6, 1.7, 1.8, 1.9or 1.10, the Company or any of its Subsidiaries or any of their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  The Parties hereby acknowledge and agree that (a) performance of the services of the Executive hereunder may occur in jurisdictions other than the jurisdiction whose law the Parties have agreed shall govern the construction, validity and interpretation of this Agreement, (b) the law of the State of New York shall govern construction, validity and interpretation of this Agreement to the fullest extent possible, and (c) Section 1.6, 1.7, 1.8, 1.9or 1.10 shall restrict the Executive only to the extent permitted by applicable law.

1.12         Survival.  Sections 1.6, 1.7, 1.8 and 1.9 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

1.13         Consideration.  The Executive hereby agrees and acknowledges that the Equity Grant constitutes good and valuable consideration for the covenant and obligations incurred by Executive pursuant to Section 1.9.

ARTICLE III
DEFINED TERMS

2.1           Definitions. For purposes of this Agreement, the following terms will have the following meanings:

“Acquisition” means the purchase of the stock of the Company by Holdings, as contemplated by that certain Stock Purchase Agreement by and among Palace Entertainment, Inc. the Company and Holdings, dated February 9, 2006.

“Available Cash Flow Excess” means, for any Fiscal Year, the product of (x) the amount by which EBITDA for such Fiscal Year exceeds Target EBITDA, multiplied by (y) 20%; provided that the aggregate amount payable by the Company to all employees in respect of the Available Cash Flow Excess shall in no event exceed (i) for Fiscal Year, 2007, $2,250,000 plus a pro rata increase based on the number of complete months in Fiscal Year 2006 following the date the Acquisition is consummated, and (ii) for each subsequent Fiscal Year during the Employment Period, such amount that is determined by the Company’s Board of Directors, in its sole discretion.

“Business” means the business of owning and operating Family Entertainment Centers.

“Cause” means with respect to the Executive one or more of the following:  (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers, (ii) reporting to work under the influence of alcohol or illegal drugs, or the use of illegal drugs (whether or not at the workplace), (iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its Subsidiaries to the material disadvantage or detriment of the Company and its Subsidiaries, (v) breach of fiduciary duty, gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries, or (vi) any other material breach of this Agreement; provided, however, that if any such breach is subject to cure, Executive shall be entitled to written notice of and an opportunity to cure such breach to the Board’s reasonable satisfaction within 30 calendar days of notice of such breach.  For purposes of clarification, VisionMaker shall not be deemed a competitor or supplier during such time as it is in compliance with that certain License Agreement dated as of the date hereof with the Company.

“Disability” shall have the meaning set forth in a policy or policies of disability insurance, if any, the Company obtains for the benefit of itself and/or its employees.  If there is no definition of “disability” applicable under any such policy or policies, if any, then the Executive shall be considered disabled due to mental or physical impairment or disability, despite reasonable accommodations by the Company and its Subsidiaries, to perform his customary or other comparable duties with the Company or its Subsidiaries immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12-month period.

“EBITDA” means, for a Fiscal Year, earnings before interest, taxes, depreciation and amortization determined in good faith by the Company’s Board of Directors following each Fiscal Year based on the audited financial statements of the Company and its subsidiaries for such Fiscal Year using the same methodology used in developing the EBITDA Target for such Fiscal Year, as adjusted to reflect capital expenditures and changes in average working capital during the Fiscal Year.  Notwithstanding the foregoing, not later than 30 days after the commencement of the Fiscal Year, the Compensation Committee of the Board of Directors in consultation with the Executive may adjust the criteria to calculate EBITDA.

“EBITDA Target” means for each Fiscal Year the target amount established by the Company’s Compensation Committee of the Board of Directors not later than thirty days after the commencement of the Fiscal Year (it being understood that the Company’s Board of Directors may, but shall not be obligated to, make adjustments to adjust for the effect of extraordinary corporate transactions (acquisitions or dispositions of businesses) during the Fiscal Year and shall be adjusted to include the aggregate amount of Annual Bonuses for such Fiscal Year).

“Family Entertainment Center” means amusement parks, theme parks or similar facilities that (x) offer water-leisure recreational facilities and other water attractions and/or (y) offer a broad selection of attractions, including but not limited to, miniature golf, go kart raceways, batting cages, rides and/or arcade pavilions.

“Fiscal Year” means the fiscal year of the Company and its Subsidiaries ended December 31.

“Good Reason” means the occurrence, without the Executive’s written consent, of one or more of the following events: (i) the Company reduces the amount of Executive’s Base Salary or Annual Cash Bonus, (ii) the Company requires that the Executive relocate his principal place of employment to a site that is more than 50 miles from the Company’s current headquarters at 4590 MacArthur Boulevard, Newport Beach, California 92660 or if the Company changes the location of its headquarters with the consent of Executive to a location that is more than 50 miles from such location, (iii) the Company materially reduces the Executive’s responsibilities or (iv) the Company changes Executive’s title or otherwise materially breaches the terms of this Agreement; provided that no such event shall constitute Good Reason hereunder unless (a) the Executive shall have given written notice to the Company of the Executive’s intent to resign for Good Reason within 60 days after the Executive becomes aware of the occurrence of any such event and (b) such event or occurrence shall not have been resolved to the Executive’s reasonable satisfaction within 60 days of the Company’s receipt of such notice.

“LLC Agreement” means the Limited Liability Company Agreement of Palace Holdings Group, LLC as of dated April 12, 2006, as amended from time to time.

“Noncompete Period” means the Employment Period and 24 months thereafter, provided that if the Employment Period is terminated by the Company without Cause or if Executive resigns for Good Reason, then the Noncompete Period means the Employment Period and 12 months thereafter.

“Nonsolicitation Period” means the Employment Period and 24 months thereafter.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Restricted Territories” means the United States and its territories and possessions in which the Company engages in the business as of the Termination Date.

“Subsidiary” has the meaning given such term in the LLC Agreement.

“Termination Date” means the date of the Executive’s termination of employment with the Company.

2.2           Other Definitional Provisions.

(a)           Section references contained in this Agreement are references to sections in this Agreement, unless otherwise specified.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(b)           Whenever the term “including” (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

ARTICLE III
MISCELLANEOUS TERMS

3.1           Option to Acquire Additional Units.  Until such time as Executive owns Class A and Class C Units issued by Parent with an aggregate cost basis of $1,250,000, Executive shall have the right to purchase additional Class A Units of Parent having an aggregate Fair Market Value equal to $750,000 less the Fair Market Value (at the time of issuance) of all Class C Units issued to Executive in accordance with Section 1.3(b)(iv).  The purchase price for such Class A Units shall be equal to the Fair Market Value of such Units at the time of purchase.  As soon as practicable following the date that Executive notifies the Company of his intent to purchase such Class A Units, the Board shall inform Executive of the Fair Market Value of such Units.  The purchase price for such Class A Units shall be paid by check or a wire transfer of funds within five (5) business days after the Company notifies Executive of the Fair Market Value (and purchase price) of such Class A Units.

3.2           Dispute Resolution.

(a)           Except with respect to disputes and claims under Section 1.6, 1.7, 1.8 or 1.9 hereof (which may be pursued in any court of competent jurisdiction), each Party agrees that arbitration, pursuant to the rules of the Federal Mediation and Conciliation Service (the “FMCS”) in effect as of the date of commencement of the arbitration (the “FMCS Rules”), shall be the sole and exclusive method for resolving any claim or dispute (“Claim”) arising out of or relating to the rights and obligations of the parties under this Agreement and the employment of the Executive by the Company (including, without limitation, claims and disputes regarding employment discrimination, sexual harassment, termination and discharge), whether such claim arose or the facts on which such Claim is based occurred prior to or after the execution and delivery of this Agreement.  The Parties agree that (i) one arbitrator shall be appointed pursuant to the FMCS Rules to conduct any such arbitration and (ii) all meetings of the Parties and all hearings with respect to any such arbitration shall take place in New York, New York, or if such Claim does not arise out of or include a Claim under Section 1.9, then such arbitration shall take place in Los Angeles, CA.  The Parties further agree that, unless otherwise determined by the arbitrator, (x) each Party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and (y) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the Parties; provided that nothing herein shall be interpreted to preclude the arbitrator from allocating the costs and expenses of the Parties and of such proceeding among the Parties in any manner that the arbitrator may lawfully determine to do so.  The Parties agree that the judgment, award or other determination of any arbitration under the FMCS Rules shall be final, conclusive and binding on all of the Parties.  Nothing in this Section 3.1(a) shall prohibit any Party from instituting litigation to enforce any final judgment, award or determination of the arbitration.  Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the Southern District of New York, or if such Claim does not arise out of or include a Claim under Section 1.9, then to the jurisdiction of the United States District Court for the Central District of California, and agrees that such court shall be the exclusive forum for the enforcement of any such final judgment, award or determination of the arbitration.  Each Party irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.

(b)           Notwithstanding the foregoing, prior to any Party instituting any arbitration proceeding hereunder to resolve any Claim, such Party first shall submit the Claim to a mediation proceeding among the Parties which shall be governed by the prevailing procedures of the FMCS and shall be conducted in New York, New York, or if such Claim does not arise out of or include a Claim under Section 1.9, then such mediation shall be conducted in Los Angeles, CA.  If the Parties have not agreed in writing to a resolution of the Claim pursuant to the mediation within 45 days after the commencement thereof of if any Party refuses to participate in the mediation process, then the Claim may be submitted to arbitration under Section 3.1(a) above.  Unless otherwise determined by the mediator, each Party shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the Parties; provided that nothing herein shall be interpreted to preclude the mediator from allocating the costs and expenses of the Parties and of such proceeding among the Parties in any manner that the arbitrator may lawfully determine to do so.

3.3           Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent by facsimile (voice confirmed) to the recipient at the address or facsimile number indicated below:

To the Company:

4590 MacArthur Boulevard

Newport Beach, CA  92660

Telephone:            (949) 797-9721

Telecopy:              (949) 261-1414

Attention:              Chief Executive Officer

With copies to:

MidOcean Partners, LP

320 Park Avenue

17th Floor

New York, NY  10022

Telephone:            (212) 497-1400

Telecopy:              (212) 497-1375

Attention:              Tyler Zachem

and

Kirkland & Ellis LLP

655 Fifteenth Street, N.W

Suite 1200

Washington, D.C.  20005

Telephone:            (202) 879-5000

Telecopy:              (202) 879-5200

Attention:              Andrew M. Herman, Esq.

To the Executive:

c/o VisionMaker, LLC

333 City Boulevard West

17th Floor

Orange, CA  92868

Telephone:            (714) 456-9942

Telecopy:              (714) 242-7440

or such other address or to the attention of such other Person as the recipient Party will have specified by prior written notice to the sending Party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

3.4           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

3.5           Complete Agreement.  This Agreement, the LLC Agreement, that certain Investment Agreement by and among Palace Holdings Group, LLC, a Delaware limited liability company (“Parent”) and the Investors Listed on Schedule I thereto, dated April 12, 2006, and that certain Letter Agreement Regarding the Grant of Incentive Units by and between Parent and the Executive, dated April 12, 2006, embodies the complete agreement and understanding among the Parties with regard to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.  To the extent that this Agreement provides greater benefits to the Executive than available under the Company’s employee handbook or other corporate policies, then this Agreement shall prevail.

3.6           Counterparts.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

3.7           Assignment.  Without the Executive’s consent, the Company may not assign its rights and obligations under this Agreement except (i) to a “Successor” (as defined below) or (ii) to an entity that is formed and controlled by the Company or any of its Subsidiaries.  This Agreement is personal to the Executive, and the Executive shall not have the right to assign the Executive’s interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement, nor shall the Executive have the right to pledge, hypothecate, transfer, assign or otherwise encumber the Executive’s right to receive any form of compensation hereunder without the prior written consent of the Board.  As used in this Section 3.7, “Successor” shall include any Person that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets of, or ownership interests in, the Company and its Subsidiaries.

3.8           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company, the Executive, and their respective heirs, successors and permitted assigns.

3.9           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

3.10         Remedies.  Subject to the provisions of Section 3.1, each Party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  Nothing herein shall prohibit any arbitrator or judicial authority from awarding attorneys’ fees or costs to a prevailing Party in any arbitration or other proceeding to the extent that such arbitrator or authority may lawfully do so.

3.11         Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

3.12         Third Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

3.13         The Executive’s Representations.  The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms.

3.14         Amendment to Comply with Section 409A of the Code.  To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code and the Treasury Regulations (including proposed regulations) and guidance promulgated thereunder, (a) the provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Code Section 409A, and (b) the parties hereto agree to amend this Agreement for purposes of complying with Code Section 409A promptly upon issuance of any Treasury regulations or guidance thereunder, provided, that any such amendment shall not materially change the present value of the benefits payable to the Executive hereunder or otherwise materially adversely affect the Executive, the Company, or any affiliate of the Company, without the consent of such party.

[END OF PAGE]
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

FESTIVAL FUN PARKS, LLC

By:	/s/ Daniel S. Martinez
	Name:	Daniel S. Martinez
	Title:	Chief Operating Officer

PALACE ENTERTAINMENT HOLDINGS, INC.

By:	/s/ Daniel S. Martinez
	Name:	Daniel A. Martinez
	Title:	Chief Operating Officer

/s/ John A. Cora
JOHN A. CORA